EXHIBIT 10.25(A)

                               KASPER A.S.L., LTD

                                                        October 31, 2002


Mr. Joseph B. Parsons
44 Wellington Avenue
Short Hills, NJ 07078


Dear Joe:

           This letter, when countersigned by you, will confirm our agreement to amend the terms of the Company's employment agreement with you (the "Agreement") dated March 25, 2002 regarding your participation in the Company's intended equity award program, so as to provide as follows (all terms used but not defined herein shall have the respective meanings set forth in the Agreement):


           1. Termination After a Change in Control.

           In the event Executive's employment is terminated by the Company without Cause within 12 months following a Change of Control, or if Executive's duties or responsibilities are significantly reduced or made inconsistent with Executive's title or position and as a result Executive elects to terminate his employment, Executive shall be entitled to the same compensation and benefits described in Section 4(a) of the Agreement with respect to any termination by the Company without Cause, PLUS an amount equal to Executive's annual base salary on the effective date of such termination (the "Supplemental Payment"). The Supplemental Payment shall be paid to Executive in one lump sum within twenty (20) days after the effective date of such termination, it being the intent of the parties that the Supplemental Payment shall not be reduced by any compensation thereafter actually received by Executive as a result of Executive's employment or retention by another employer in any capacity.

           A "Change in Control" shall be deemed to have occurred if (i) any "Person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities, other than any person who acquires five percent (5%) or more of the outstanding common stock of the Company in accordance with a plan of reorganization under chapter 11 of Title 11 of the United States Code (a "Chapter 11 Plan"), or (ii) the Company shall merge with or consolidate into any other entity, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
(iii) the stockholders of the Company approve and effect an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. Notwithstanding the foregoing, no Change in Control of the Company shall be deemed to have occurred by virtue of any transaction which results in Executive, or any group, association or other organization of persons related to, including, or acting in concert with Executive ("Related Persons"), acquiring, directly or indirectly, any interest in the Company which would otherwise constitute a Change of Control. Further, the restriction in the preceding sentence shall apply in the event of Executive's employment by, or any

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other business affiliation with, any such Related Persons or the Company after such Change of Control for a period of 12 months following such Change of Control.

           2. Supplemental Payment if Incentive Plan Distributions Are not Made. In the event that, within twelve (12) months after the effective date (the "Emergence Date") of the Company's plan of reorganization under the Bankruptcy Code (the "Plan"), the Company has failed to grant Executive restricted shares and options of the Company's stock as described in paragraph 3 below, the Company shall, within thirty (30) days after the expiration of such twelve (12) month period after the Emergence Date, make the Supplement Payment to Executive as set forth in paragraph 1 above, but the making of the Supplemental Payment shall constitute Executive's sole and exclusive remedy for any failure by the Company to grant such restricted shares and options.

           3. Equity Awards. Upon the approval of this letter agreement by Bankruptcy Court in the Company's pending bankruptcy cases, the terms of Section 3(c) of the Agreement shall be of no further force or effect, and the following provisions shall govern Executive's rights in respect of participating in the Company's intended stock plan:

           a. Restricted Stock. As of the Emergence Date, the Company shall issue to the Executive restricted shares of its common stock (rounded up to the nearest whole share) having a value, based on the "Ascribed Value" (as hereinafter defined) equal to one percent (1%) of the number of shares issued under the Plan. Fifty percent (50%) of the shares shall vest on the second (2nd) anniversary of the Emergence Date and twenty-five percent (25%) shall vest on each of the third and fourth anniversaries of the date of the Emergence Date; provided that, at least once on or after the Emergence Date, for a period of twenty (20) consecutive trading days, the closing sales price of a share of such stock is at least one hundred and fifty percent (150%) of the Ascribed Value. All shares so issued shall be nontransferable by the Executive until they are vested, provided that the Executive shall be entitled to receive all dividends paid on such shares and shall be entitled to vote them. Any shares that are not vested shall become vested (and the Executive shall own the shares outright) upon any Change in Control of the Company or on the tenth (10th) anniversary of the date the shares are issued. All other terms of the restricted stock shall be consistent with the terms of the Company's stock plan, as in effect on the Emergence Date. The term "Ascribed Value", as used herein, shall mean the value ascribed to shares of the common stock of the Company for purposes of issuing and distributing its common stock on the Emergence Date pursuant to the Plan.

           d. Options. As of the Emergence Date, the Company shall grant the Executive options to purchase shares of the Company's common stock (on a fully diluted basis) equal to one percent (1%) of the total number of shares issued under the Plan. The per share exercise price under the options shall be an amount equal $80,000,000.00 divided by the total number of shares issued under the Plan, irrespective of the Ascribed Value. The options shall vest and become exercisable ratably on the first four (4) anniversaries of the Emergence Date, provided that (A) (i) the Executive is employed on such date and (ii) at least once commencing on or after the Emergence Date, for a period of twenty (20) consecutive trading days, the closing sales price of a share of the Company's common stock is at least one hundred and fifty percent (150%) of the Ascribed Value, and (B) if earlier, the options shall fully vest upon any Change in Control or on the tenth (10th) anniversary of the date of the options are issued. The non-vested portion of such options shall be forfeited and cancelled on Executive's termination of employment. All other terms of the options shall be consistent with the terms of the Company's stock plan, as in effect on the Emergence Date.



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           Please confirm your agreement to the above modifications by executing the enclosed copy of this letter in the place provided and returning it to me.



                                      Sincerely,
                                      Kasper A.S.L., Ltd.


                                      By: /s/ John D. Idol
                                          -------------------------------
                                          John D. Idol



Agreed:

/s/ Joseph B. Parsons
---------------------------------
Joseph B. Parsons

























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